Exhibit 99.3

CONSENT OF BACK BAY LIFE SCIENCES ADVISORS, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated April 25, 2022, to the Board of Directors of Caladrius Biosciences, Inc. (“Caladrius”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Caladrius, as filed by Caladrius on June 15, 2022 (the “Registration Statement”), relating to the proposed business combination transaction between Caladrius and Cend Therapeutics, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Prospectus Summary—Opinion of the Caladrius Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Caladrius Reasons for the Merger,” “The Merger—Opinion of the Caladrius Financial Advisor,” and “Annex B—Opinion of Back Bay Life Sciences Advisors, LLC.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

BACK BAY LIFE SCIENCES ADVISORS, LLC

By:	/s/ Gregory W. Benning
Gregory W. Benning
Managing Director

Boston, Massachusetts
June 15, 2022